Exhibit 8(a)

DINSMORE & SHOHL LLP 255 East Fifth Street ^ Suite 1900 Cincinnati, OH 45202 www.dinsmore.com
Noah J. Stern (513) 977-8460 (direct) ^ (513) 977-8141 (fax) noah.stern@dinsmore.com
September 7, 2018

City Holding Company
25 Gatewater Road
Cross Lanes, WV 25356

Ladies and Gentlemen:
This opinion is being delivered to you in connection with the merger of Poage Bankshares, Inc. (“Poage”), with and into City Holding Company (“City”), pursuant to the Agreement and Plan of Merger dated as of July 11, 2018, by and between City and Poage (the “Merger Agreement”), and as more fully described in the Form S-4 Registration Statement filed with the Securities and Exchange Commission (the “Registration Statement”). Unless otherwise indicated, all terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.
In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; (3) factual representations and certifications made to us by City and Poage (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization and operation of City and Poage or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.
Assumptions and Representations
In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof) that:
1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
2. All representations, warranties, and statements made or agreed to by City and Poage and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Merger Agreement, (ii) those set forth in the Registration Statement, and (iii) those set forth in the Tax Certificates, are, or will be, true, complete and accurate at all relevant times.
3. The Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

Opinion - U.S. Federal Income Tax Consequences
Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”), and City and Poage each will be a party to that reorganization within the meaning of Section 368(a) of the Code.
In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:
1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the United States Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. City has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the effective time of the Merger.
2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).
3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth in the Merger Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Merger Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement and the Registration Statement are not consummated in accordance with the terms of the Merger Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,
DINSMORE & SHOHL LLP

/s/ Noah J. Stern, Partner